Exhibit 99.1

                                                                News Release

Media Contact:                                                                                 Investor Contact:

Eva Schmitz                                                                                      Dustin Stilwell

812.306.2424                                                                                     812.306.2964

evaschmitz@berryplastics.com                                                           dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Appoints Rick Rickertsen to Company’s Board of Directors

EVANSVILLE, Ind. – January 2, 2013 – Today, Berry Plastics Group, Inc. (NYSE: BERY), announced the appointment of Carl J. (Rick) Rickertsen to its Board of Directors.  Rickertsen is a managing partner of Pine Creek Partners, a private equity investment firm based in Washington, D.C.

Rickertsen has worked in private equity since 1987.  Prior to founding Pine Creek Partners, he was chief operating officer and partner of Thayer Capital Partners, a Washington, D.C.-based private equity investment firm.  Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author.

"I am very proud to join the board of this exciting company,” said Rickertsen.  “Not only is Berry Plastics a leading global manufacturer and marketer of packaging products today, there is also much growth ahead for the Company as it continues to research, develop, and bring to market new and innovative customer solutions."

Rickertsen has been a member of the board of directors of MicroStrategy (NASDAQ: MSTR), since October 2002.  He joined the Apollo Senior Credit Fund (NYSE: AFT) board in 2011 and the board of Noranda (NYSE: NOR) in 2012. Rickertsen was formerly a board member of publicly-traded companies Convera Corporation, a search-engine software company, UAP Holding Corp., a distributor of agriculture products, and Homeland Security Capital Corporation, a specialized technology provider to government and commercial customers.

"We are pleased to have Rick join Berry Plastics’ Board of Directors and serve on our Board’s Audit Committee," said Jon Rich, Chairman and CEO of Berry Plastics.  “Rick brings with him a wealth of knowledge gained from his 25 years in the private equity sector and in his capacity of serving on boards of publicly traded companies.  His knowledge, experience, and insight will be beneficial to Berry as we pursue our deleveraging and strategic growth initiatives.”

Rickertsen graduated with distinction from Stanford University and Harvard Graduate School of Business, obtaining a BS in Industrial Engineering from Stanford and MBA from Harvard.

About Berry Plastics

Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual

-more-

net sales of $4.8 billion in fiscal 2012. With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

###